Exhibit 99.2
Company: TRANSENTERIX, INC.
Conference Title: Q4 2019 TransEnterix Inc. Earnings Call
Moderator: Mark Klausner
Date: March 17, 2020

PRESENTATION

Operator

Good afternoon, and welcome to the TransEnterix Fourth Quarter and Full Year 2019 Business Update Conference Call.

As a reminder, today’s call is being webcast live and recorded.

(Operator Instructions) After the speaker presentation, there will be a question and answer session. To ask a question during the session, you will need to press *1 on your telephone.

Please be advised that today’s conference may be recorded. Should you require any further assistance, please press *0.

I would now like to introduce your host, Mr. Mark Klausner of Westwicke. Please go ahead, sir.

Mark R. Klausner – Westwicke Partners, LLC - Managing Partner

Thanks, Operator. Good afternoon, everyone, and thank you for joining us on today’s call.

On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Brett Farabaugh, Interim Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call including any guidance provided are forward-looking statements covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with TransEnterix’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the Form 10-K expected to be filed today and other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss and adjusted earnings per share. Management believes that non-GAAP financial measures taken in conjunction with U.S. GAAP financial measures provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results.

Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans, to benchmark our performance externally against competitors and for certain compensation decisions.

Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release which can be found in the Investor Relations section of our website.

It is now my pleasure to introduce TransEnterix’s President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando – TransEnterix, Inc. – President, CEO and Director

Thanks, Mark. And thank you all for joining us today. On today’s call, Brett will briefly review our fourth quarter financial performance, and then I will remind you of our key strategic priorities, the progress we have made against these priorities over the last few months, and share our plans for the rest of 2020.

With that, I would like to hand the call over to Brett.

Brett Farabaugh – TransEnterix, Inc. – Interim CFO

Thanks, Anthony. For the three months ended December 31, 2019, the company reported revenue of $700,000 as compared to revenue of $7.5 million in the 3 months ended December 31, 2018. No revenue was recorded for Q4 system sales. Instruments and accessories revenue in the fourth quarter was $286,000. Service revenue in the quarter was $402,000. Gross margin for the fourth quarter was negative $10.2 million as a result of the lower revenue in the quarter and a $7.4 million inventory write-down due to the revised commercial strategy that we employed in the fourth quarter.

R&D expenses in the quarter were $4.6 million as compared to the prior year period at $6.4 million due to lower personnel and technology fees.

Sales and marketing expenses in the quarter were $5.6 million from $7.9 million in the prior year period. Expenses were lower due to the sales restructuring completed during the quarter, which resulted in lower personnel and consulting costs.

General and administrative expenses in the quarter were $3.8 million, down from approximately $3.9 million. Cash and cash equivalents, restricted cash and short-term investments as of December 31, 2019, was $10.6 million. As Anthony will share with you later, we have subsequently added additional capital to the balance sheet.

Now I will turn the call back over to Anthony. Anthony?

Anthony Fernando

Thanks, Brett. Before I share our priorities and progress, I want to remind you of our unique market positioning and the foundation we have built for the Senhance system. We are the only company with a strategy that is focused exclusively on converting laparoscopic surgery to robotics. To execute on this strategy, our system was designed to maintain the benefits of laparoscopy, provide a robotic experience that is naturally comfortable to laparoscopies and enhance the laparoscopic surgical experience through enabling technologies unique to our platform.

This combination of strategy and product offering allows us to target hospitals, surgeons and procedures that are not economically viable for other robotic approaches, either on the market today or in development. We also know how challenging it is to develop a robotic platform that can perform surgery safely and reproducibly and to navigate the global regulatory landscape.

With no other company focused on digitizing laparoscopy and with our regulatory clearances behind us as well as our meaningful clinical experience, we believe that we have a strong head start to realize this potential. Specifically, we have regulatory clearances in 3 key geographies, and importantly, since the Senhance system was cleared in the fourth quarter 2017, we have received 7 additional FDA clearances, including the most recently received clearance for machine vision, which is the first of its type in robotic surgery.

The Senhance system is performing consistently for surgeons supporting strong clinical outcomes. We have an increasing number of foundational sites performing a significant and growing number of surgeries with multiple surgeons across multiple specialties, and we have continued to expand the indications for use of the Senhance, to add high-value instruments and have a--and a line of sight to adding augmented intelligence features to Senhance system in 2020.

Despite all we have accomplished to date, we still have work to do to build a successful commercial business. There are 4 key areas that we are focused on in 2020: market development, clinical validation, portfolio expansion and capital funding. The first area of emphasis is market development, which involves building awareness of the Senhance system and effectively demonstrating the clinical and economic value in the marketplace by increasing the visibility of the success that our customers are having with the Senhance.

To do this, we are focused on the following: increasing the consistent utilization of the system, increasing the number of surgeons using the system and expanding into additional specialties, implementing new Senhance programs at strategic sites across the U.S., Europe and Japan, increasing the number of surgeon advocates, driving expanded clinical data and speaker programs.

The second area of emphasis is the development of clinical evidence. While we have seen many of the Senhance value propositions become reality in the field--specifically at our foundational sites--it is critical that we continue to expand real-world evidence of our ability to support these beliefs--specifically, that Senhance procedure costs that are similar to laparoscopy and therefore, significantly lower than other robotics platforms.

Senhance programs, while maintaining OR efficiency, particularly in terms of case times and learning curve, Senhance can minimize physical and cognitive fatigue, both in terms of the impact it can have on surgical performance as well as the quality of life and longevity of the surgeon’s career.

And finally, that 3-millimeter instruments on the Senhance will enable a further reduction in the invasiveness of several high-volume procedures, which may impact cosmesis, patient recovery and pain.

All of these themes align extremely well with the challenges that hospitals are facing today. And by deliberately collecting evidence on these fronts, we will increase our ability to grow sales in the future.

The third area of emphasis is the expansion of our instrument offering, procedure indications and offering differentiated technologies.

The limited launch of our 5-millimeter articulated instruments in Europe is ongoing, and once complete, we expect to launch these instruments in Europe and subsequently work towards regulatory approval in the U.S. We also have ongoing programs to expand our regulatory indications to general surgery that includes bariatrics. We have completed the cases and collected data and now compiling our 510(k) application, which we expect to file in the second quarter. We have already obtained a CE mark for pediatric use of the Senhance in the first quarter of this year.

Finally, we will continue to pursue additional initiatives in digitizing surgery through our intelligent surgical unit, or ISU, to expand the capabilities of Senhance through the integration of augmented intelligence and machine learning.

Our final area of focus is on capital funding, an area where we have made significant progress in recent months, allowing the company to continue to execute against the initiatives that I spoke about earlier and demonstrate the clinical and economic value of the Senhance system.

Now let me discuss what we have accomplished since our third quarter call in November, starting with our market development efforts. With respect to expanding the number of sites using Senhance, 3 new hospitals have initiated Senhance digital laparoscopy programs thus far in 2020: Ochsner Health System in Louisiana, Klinikum Esslingen Hospital in southern Germany close to Stuttgart, Kitakyushu General Hospital, the hospital in southwestern Japan, and, in addition, we have signed 2 additional agreements with hospitals who will begin their Senhance programs during the second quarter: St. Marianna University School of Medicine, Tokyo Hospital, the hospital in the Greater Tokyo Metropolitan area, LKH Feldkirch, a major university teaching and multi-specialty hospital in Austria.

At the end of February, we had completed 337 cases in 2020. This was a 28% increase compared to the same period in the prior year. Additionally, we have added 2 more foundational sites to our portfolio, bringing the current total to 9 and continue to make progress in terms of Senhance clinical adoption.

Another key focus within our market development efforts is increasing the number of surgeon advocates speaking at impactful peer-to-peer Senhance events. In December, we hosted a webcast discussion with a few of our U.S. surgeon users. Each of these surgeons highlighted their experience with the Senhance system and how it fits into their practice and their hospital surgical robotics program. For those of you who have not had the chance to watch this, I would encourage you to watch the video replay, which is available in the Investors section of our website.

Moving on to our clinical evidence efforts. While we have seen many of the Senhance value propositions become reality in the field, specifically at our foundational sites, it is critical that we continue to expand real-world evidence of our ability to support this belief. We are currently working with a leading health care economic firm with the goal of publishing impactful data.

Shifting gears to our indication expansion efforts. Since November, we have made significant progress related to our product portfolio initiatives. As noted on Friday, March 13, we announced that we have received FDA 510(k) clearance for the intelligent surgical unit, enabling augmented intelligence and machine vision capabilities on the Senhance in the U.S. We are thrilled with the speed at which we were able to achieve this clearance and look forward to a pilot launch in the second quarter. In addition, as announced in mid-February, we received CE Mark approval for pediatric use of Senhance.

We are excited about this opportunity and look forward to working closely with leading European hospitals to serve the needs of their pediatric patients. The Senhance System is designed to maximize control of instruments as small as 3 millimeters, and be compatible with small 5-millimeter scopes, while also retaining the sense of touch through haptic feedback. This makes our technology uniquely positioned to meet the requirements of pediatric surgeons. As it relates to additional indications, we continue to pursue general surgery, including bariatric indication in the U.S. and expect to submit our application in the second quarter.

I would now like to provide an update on our capital funding status. Since our last call, we have been very active in raising capital to fund our business and support our long-term strategy for driving the adoption of Senhance. Since the beginning of 2020, we have raised approximately $11.6 million at an average price per share of $1.73 through our ATM program. On February 24, 2020, we entered into a Series B Warrant Exchange Agreement with holders of Series B Warrants originally issued as part of a public offering in May 2017.

Under the terms of the agreement, each Series B Warrant is canceled in exchange for 0.61 of a share of the company’s common stock. The warrant holders participating in the exchange currently held approximately 3.4 million of the approximately 3.6 million Series B Warrants outstanding and received an aggregate of 2,040,757 shares of common stock. The purpose of the warrant exchange was to reduce the potential of a dilution overhang going into an equity financing.

In February, we announced a common stock purchase agreement with Lincoln Park Capital. This agreement provides the company up to $25 million, which would represent the proceeds from the issuance of shares of the company’s common stock over a 36-month period to Lincoln Park. On March 5, we announced our plan to launch an underwritten equity financing through Ladenburg Thalmann. We have subsequently closed the transaction, providing us with gross proceeds of $15 million.

Starting in Q3 2019, we have been evaluating the best way to restructure the organization in conjunction with our new strategy and focus for 2020. Since this time, we have reduced our headcount by approximately 40% compared to the peak in 2019. Our current headcount is 135 globally. With respect to our annual spend, we anticipate that the significant changes we have made will reduce our cash burn by approximately 35% compared to 2019. As a result of these cost optimization measures, we believe that current cash on hand would give us the capital to run the business into the fourth quarter of 2020.

Before discussing my thoughts on the balance of 2020, I would like to comment on our strategic alternatives process and the impact of COVID-19 on our organization. We initiated exploring strategic alternatives in October of 2019. Since then, we have actively explored multiple potential value-driving initiatives, including the sale of the company, the strategic financing of the company, a strategic partnership, a collaboration or some other form of commercial relationship. At this time, we have determined that the sale of the company is not currently a viable option, although we are continuing to pursue commercial partnerships and strategic financing options.

Turning to the impact of COVID-19 on our business. We do have a material portion of our operations located in Milan, Italy. Most importantly, none of our employees have been personally impacted by the disease, and we’ll continue to work remotely until the situation is resolved. Our systems are manufactured at a contract manufacturing facility in Milan. And given that employees are working remotely, the assembly of new systems has been disrupted. However, we currently have enough systems ready to be shipped, and we do not anticipate that system availability will cause any new system installation to be delayed or canceled.

We have, however, seen an impact on case volumes and surgeon training. Given the various travel restrictions that have been put in place and the closure of our Milan training center, we have been unable to support new installations due to delays in new surgeon user training in recent weeks. While it is unclear as to when the travel situation will be resolved, we will continue to work diligently to get as many surgeons up and running as quickly as possible across our global installed base of systems. Now moving on to our expectations for 2020 with each of our focus areas.

On the market development front, we will be focusing on continuing to increase the number of foundational sites in order to drive significant clinical case volume growth. As a reminder, foundational sites are those that are performing procedures at an annualized rate of greater than 100 procedures per year. As we stated previously, we intend to initiate approximately 12 Senhance programs during the first 3 quarters of the year and are pleased with the progress we have made so far against this goal. The larger base of systems and users will allow us to meaningfully increase the number of speakers and advocates who can cascade our key messages through publications and speaking engagements.

Moving on to clinical evidence. In 2020, we will be focusing on the development of health economic data, primarily around the cost impact of Senhance relative to traditional laparoscopy as well as other surgical robotic systems. In addition, we will continue to develop data on the use of 3-millimeter instruments and the benefit of smaller incisions.

Moving to our portfolio expansion efforts. Following up on our recent approval on the ISU, we will continue to pursue incremental features, which would be available within the ISU, namely the next-generation of additional machine vision and augmented intelligence capabilities, which we plan to submit in Q3 to the FDA. We will also focus on the expansion of our indications for use with the system, with the initial efforts devoted to a general surgery indication, which we expect to file the 510(k) submission to the FDA during the second quarter of 2020.

With respect to our capital funding needs, as noted earlier, we currently have funds available to support the business into the fourth quarter 2020, and we will continue to execute on our plan.

Shifting to our financial outlook for 2020. As a result of the strategy we have outlined, our primary focus this year is not on generating near-term revenue, but rather building the commercial and clinical foundation to support commercial activities in the future. Having said this, we do expect revenues for the full year 2020 to be in the range of $3 million and $3.2 million, driven primarily by leasing, existing system service contracts and instruments and accessories revenue. Any traditional system sales would materially add to this expectation.

To recap, we are very excited about the opportunity that exists for Senhance, and I’m very proud of what our team has been able to accomplish in the short time since I stepped in as CEO in November of 2019. We have bolstered our balance sheet, enabling us to continue to execute on our strategic vision into Q4. We have added to our installed base of systems with 3 hospitals initiating programs thus far in 2020 and with another 2 set to initiate in the near term.

We have progressed the capabilities of Senhance, most notably with the recent FDA approval of the ISU, which we will continue to leverage going forward. We have broadened applicability of Senhance with the CE Mark for pediatrics. Looking to the balance of 2020, with near-term capital funding needs taken care of, we will continue to execute within our focus areas: market development, clinical evidence and portfolio expansion efforts. I would now like to open the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) As a reminder, to ask a question, you will need to press *1 on your telephone. To withdraw your question, press the # key. Again that’s *1 on your telephone to ask a question. Please stand by while we compile the Q&A roster.

Our first question comes from the line of Jeffrey Cohen of Ladenburg Thalmann. Your line is open.

Jeffrey Cohen – Ladenburg Thalmann & Co. Inc. – MD of Equity Research

Well, hi Anthony and Brett, how are you?

Anthony Fernando

Doing good, Jeff.

Jeffrey Cohen

So I'll keep it just to a few questions. So you said earlier that the total case volume in 2020 was, did I hear that correct, 337?

Anthony Fernando

Yes, that’s correct. That’s for January and February, just the first 2 months.

Jeffrey Cohen

Got it. Did you disclose anything as far as 2019 on case volume?

Anthony Fernando

Yes. So 2019, for the full year, it was slightly over 1,600 cases.

Jeffrey Cohen

Okay, perfect. And can you give us a better sense of specific types of procedures that you’re seeing material volume in, at least during 2019, if not 2020?

Anthony Fernando

Yeah, I think--so, if you look at 2019, Jeff, we--the majority was general surgery, closely followed by gynecology. And then we did also have some urology and colorectal cases there. But I think just if you take general surgery and gynecology, they accounted for approximately 70% of overall case volume.

Jeffrey Cohen

Got it. And then as far as the intelligent surgical unit, you're going to file that 510(k) in the first half of the year? You said you would submit in the second quarter, is that right?

Anthony Fernando

So the intelligent surgical unit, we actually submitted it in January and we got it approved last week.

Jeffrey Cohen

Oh, I’m sorry. I was confusing that with the IFU.

Anthony Fernando

Yes, that’s the ISU. So we had 2. So we have a follow-on submission. We got the initial features approved, and now we have a follow-on submission that we plan to submit in the third quarter, which will add more applications to that same device.

Jeffrey Cohen

Okay. And what are your plans for adding that onto the existing platform out there? That would be a software upgrade or a software purchase?

Anthony Fernando

So it will be a software upgrade and also a hardware component that needs to be sorted out. So initially, given the installed base, the small installed base in the U.S., we plan to upgrade this so that we get this into all the sites as a kind of a pilot launch probably by second half of Q2, we’ll start to get it out as a pilot launch in the U.S., and then we’ll go from there looking at how best we can integrate it into all the systems globally as the regulatory approvals come through.

Jeffrey Cohen

Got it. Okay. So we’d expect to hear more toward the back half of the year?

Anthony Fernando

Yes. Yes. You will.

Jeffrey Cohen

Okay. And is there any information you can give us related to the commercial funnel or the sales cycle as far as, I mean, we have a good sense over the quarters about the duration of an average sales cycle. Can you talk to us about anything that’s in latter stage or anything that you believe could get done in 2020? I know at the moment, you’re essentially guiding just utilization on the existing platform.

Anthony Fernando

So I think, Jeff, like we’ve said before, the goal for this year is really to focus on building a foundation and working on market development efforts. So we are not very active in direct sales. And what we are really doing is, at the turn of the year, we had systems already built. So we are trying to lease these systems in the U.S., Europe and in Japan in order to drive utilization and kind of bypass the capital purchasing cycle. That’s why we are using this leasing methodology this year to try to get that done as fast as we can, so that we can get data and also prove out the value propositions of the system.

So that’s why we said the revenue number that we put out there was more leasing revenue and not a very big number, but primarily leasing and instruments, accessories, but the real focus is on system placements and driving utilization.

Jeffrey Cohen

Okay, got it. And it sounds like--so you mentioned the foundational sites, would like to do or are doing 100-plus cases annually, but your average looks like it’s just slightly above 50-ish. What’s your expectation for 2020? I mean, would that be a good baseline? Or would you like to see material growth from that average number?

Anthony Fernando

Yeah, I think, obviously, we are looking to see growth from that number as we have more foundational sites, the average will definitely move up. But again, we have seen a slowdown in cases, especially in Europe. And as of this morning, we’ve seen some cases being canceled in the U.S. as well. So there will be some impact there, but it’s hard to say, but in the aggregate, our goal is to improve on that average and keep driving that number up.

Jeffrey Cohen

Great. And one for you, Brett. Could you talk about--so the interest expense has gone to 0 now. Is that correct?

Brett Farabaugh

Yeah. We paid off that facility, so that should be correct going forward.

Jeffrey Cohen

Okay, got it. And then lastly, I guess, for either you, could you give me a little more flavor as far as the OpEx going forward? I know that Q4 was approximately $14 million. I know that you stated you’d be off was it 30% or 35% from 2019 levels? Could you give us a kind of hone-in number for us, how things may pan out over the year?

Anthony Fernando

Yes, Jeff. So I think, I mean, we’ve taken a look at all the different functions. And, and really, the goal is to reduce the cash burn. t’s from deferment--we need primarily focused on some headcount reductions in the direct sales and commercial organization. And then most recently, we’ve looked to flatten the organization as much as we can. So I think if you look at the numbers for 2019, assuming 30-35% reduction in cash, I think that’s kind of what we are projecting for this year.

Jeffrey Cohen

Okay, got it. And then as far as the ISU units being added on to existing systems, will you be looking for a further payment on software and hardware? Or for systems that are built ready to be placed, you would be including that in rates for leasing or per procedure?

Anthony Fernando

Yes. So initially, Jeff, we’ll be placing these systems and getting utilization from it. But as we add more advanced features in the future, then we will look to come up with a commercial model on how best to monetize this technology. That’s kind of a whole--that's kind of one of the reasons why we want to do a pilot launch and try to learn about how best to monetize it in the future. But initially, we will be placing them.

Jeffrey Cohen

Okay. And I guess, at this point, I, I won’t ask you about conference presentations or podium presentations because they’re on there--not on the short-term schedule. But I imagine there are some studies ongoing.

Anthony Fernando

Yes. No, I mean, as soon as these come up, we’ll be looking forward to participating, but given the uncertainties now, it’s hard to kind of talk about what’s next.

Jeffrey Cohen

Okay, perfect. That does it for me. Thanks for taking the questions.

Anthony Fernando

Thank you, Jeff.

Operator

Thank you. That concludes our question and answer session for today.

I will now turn the call back over to Mr. Fernando.

Anthony Fernando

Thank you all for taking the time to join us today. I hope we have conveyed to you the strong foundation we have built, the significant progress we have made since November, and I also--what we need to do in 2020 to continue to position ourselves for commercial success. I will assure you that I along with the other members of the TransEnterix team are committed to achieving our goals. Thank you again for joining us and for your support of TransEnterix.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.